Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Interactive Corporation

(Formerly Liberty Media Corporation):

We consent to the incorporation by reference in the registration statement on Form S-8 regarding the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), of our report, which appears on Form 10-K, dated February 28, 2011, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive earnings, cash flows, and equity for each of the years in the three-year period ended December 31, 2010, and our report, dated February 28, 2011, with respect to the effectiveness of internal control over financial reporting as of December 31, 2010.

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company’s adoption, effective January 1, 2009, of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (included in Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation).

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
November 8, 2011